Exhibit 10.1
PANERA BREAD COMPANY
2005 LONG-TERM INCENTIVE PROGRAM
Section 1. Establishment.
Effective September 1, 2005, Panera Bread Company (the “Company”) hereby establishes the Long-Term Incentive Program (the “LTIP”) as a sub-plan under the Company’s 1992 Equity Incentive Plan (the “1992 Plan”) and, to the extent applicable, the Company’s 2001 Employee, Director and Consultant Stock Option Plan (the “2001 Plan”). Notwithstanding anything to the contrary herein, except to the extent permitted by the 1992 Plan and the 2001 Plan, the provisions of each of the 1992 Plan and 2001 Plan, as applicable, shall apply for purposes of the LTIP with respect to any awards under the 1992 Plan or the 2001 Plan, respectively.
Section 2. General Purpose of the Plan and Definitions.
The purpose of the LTIP is to provide eligible individuals with a meaningful stake in the Company’s success through long-term incentive awards. In doing so, the Company hopes to motivate and reward the attainment of longer-term profitable growth goals, support the recruitment and retention of individuals critical to the long-term success of the Company and align individual participants’ interests with those of customers and shareholders.
Except to the extent required by the 1992 Plan or the 2001 Plan, whenever used in the LTIP, the following terms shall have the meanings set forth in this Section 2. Capitalized terms not otherwise defined herein shall have the meanings set forth in the 1992 Plan or 2001 Plan, as applicable.
a)	Cause. Cause shall include (and is not limited to) dishonesty with respect to the Company or any Affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, or conduct substantially prejudicial to the business of the Company or any Affiliate or any other circumstance which would constitute or be deemed “cause” pursuant to any other agreement entered into between an LTIP Participant and the Company or an Affiliate, as determined by the Committee or any officer designated by it, in its, his or her sole discretion. The determination of the Committee or such designated officer as to the existence of Cause will be conclusive on the LTIP Participant and the Company.

b)	Change in Control. Any of the following events: (i) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Act”) (excluding, for this purpose, the Company, its Affiliates and any employee benefit plan (or related trust) of the Company or its Affiliates), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of the combined voting power of the Company’s then-

outstanding voting securities entitled to vote generally in the election of directors in any transaction or series of transactions; (ii) when individuals who, as of the effective date of the LTIP, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the effective date of the LTIP whose election, or nomination for election by the Company’s shareholders, was approved in advance by a vote of at least a majority of the directors then comprising the Incumbent Board excluding members of its Incumbent Board who are no longer serving as directors shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; provided, however, the following persons shall not be considered members of the Incumbent Board: (a) individuals whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act and (b) individuals approved by the Incumbent Board as a result of an agreement intended to avoid or settle an actual or threatened contest; (iii) consummation of a reorganization, merger or consolidation, except in each case following such reorganization, merger or consolidation: (a) persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation immediately thereafter own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, and (b) a majority of members of the board or other governing body of such reorganized, merged or consolidated corporation were members of the Incumbent Board at the time of the execution of the initial agreement or the approval of the transaction by the Board; (iv) approval by shareholders of a liquidation or dissolution of the Company (and the Company shall commence such liquidation or dissolution), or consummation of the sale of all or substantially all of the assets of the Company (in one transaction or a series of transactions); or (v) any other event that a majority of the members of the Incumbent Board, in their sole discretion, shall determine may constitute a Change in Control.

c)	Choice Award. An award that provides designated LTIP Participants with the choice to receive the award in a) Restricted Stock, b) Stock Options, or c) a combination of Restricted Stock and Stock Options.

d)	Committee. The Compensation and Stock Option Committee of the Board of Directors of the Company, or any successor committee designated by such Board to assume the responsibilities for the administration of this LTIP.

e)	Deferred Annual Bonus Match Award. A deferred bonus that is awarded to designated LTIP participants based on a percentage of the LTIP Participant’s earned annual bonus as determined in accordance with Section 8(a.)

f)	Disability. Permanent and total disability as defined in Section 22(e)(3) of the Code.

g)	Fair Market Value. With respect to Common Stock:

(i)	if the Common Stock is listed on a national securities exchange or traded in the over-the counter market and sales prices are regularly reported for the Common Stock, the closing or last price of the Common Stock on the Composite Tape or other comparable reporting system on the date of grant or determination;

(ii)	if the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in Section 2(g)(i), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded on the date of grant or determination; and

(iii)	if the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Committee, in good faith, shall determine.
g)	LTIP Award. Any Performance Award, Restricted Stock, Choice Award or Deferred Annual Bonus Match awarded to an LTIP Participant in accordance with Section 5, 6, 7 or 8.

h)	LTIP Participant. A director, employee or consultant of the Company or any Affiliate as designated in Section 4 for participation in one or more programs under the LTIP; provided, however, that with respect to any awards under the 1992 Plan (e.g., Performance Awards or Restricted Stock) or the 2001 Plan (e.g., Choice Awards), only those persons eligible for those awards under those respective plans may receive such awards under the LTIP.

i)	Stock Option. A non-statutory stock option granted pursuant to an LTIP Participant’s election of such option in accordance with Section 7.

j)	Performance Award. An award determined in accordance with Section 5(a) and payable to designated LTIP Participants on the basis of the achievement of Performance Goals for a Performance Period.

k)	Performance Goal. One or more goals, which may include financial and non-financial measures, established by the Committee for a Performance Period.

l)	Performance Period. One or more periods of time, which may be varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for purposes of determining an LTIP Participant’s right to and the payment of any Performance Awards.

m)	Restricted Stock Award. An award determined in accordance with Section 6.
Section 3. Administration of LTIP
The LTIP shall be administered by the Committee, and all interpretations and decisions with respect to the application of LTIP shall be at the sole discretion of the Committee. The Committee shall have the authority to determine the terms and conditions, including but not limited to any restrictions and vesting conditions related to LTIP Awards or any required acknowledgments or agreements for any awards, not inconsistent with the terms of the LTIP and 1992 Plan or 2001 Plan, as applicable, and to approve the form of written instruments and the terms and conditions evidencing LTIP Awards. The Committee may at any time adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the LTIP as it shall from time to time decide. To the extent permitted by applicable law and the 1992 Plan and the 2001 Plan, the Committee, in its sole discretion, may delegate to the Chief Executive Officer and/or other designated officers of the Company all or part of the Committee’s authority and duties with respect to the granting of LTIP Awards.
All decisions and interpretations of the Committee shall be binding on all persons, including the Company and LTIP Participants.
Section 4. Eligibility and Participation in LTIP.
Except as provided by law or in the 1992 Plan or 2001 Plan, the Chief Executive Officer and/or other officers of the Company appointed by the Committee from time to time shall designate eligible individuals for participation in the LTIP, and the LTIP Award(s) for which such individuals shall be eligible, in his or their sole discretion, subject to the approval of the Committee; provided, however, that the LTIP participation of the Chief Executive Officer shall be determined by the Committee.
Section 5. Performance Award.
An LTIP Participant shall be eligible for Performance Awards, if so selected by the Committee or its delegatee, in accordance with the following guidelines (which may be adjusted by the Committee from time to time in its sole discretion with respect to one or more LTIP Participants and which may not be uniform among LTIP Participants for each award):
a)	Target Award. For each Performance Period, a designated LTIP Participant as determined as of the first day of the Performance Period and to whom the Committee determines, in its sole discretion, to grant a Performance Award under this Section 5(a) shall be granted a target Performance Award equal to a percentage of his or her annualized base salary in effect as of the first day of the first fiscal year in the Performance Period, or date of hire, if later, or such other date if so determined by the Committee. To the extent required by the 1992 Plan, Performance Awards shall be subject to the terms and conditions of the 1992 Plan.

Notwithstanding the foregoing, an individual who first becomes an LTIP Participant under Section 4 after the beginning of a Performance Period and to whom the Committee determines, in its sole discretion, to grant an LTIP Award under this Section 5(a) shall be awarded a pro rata target Performance Award determined by the Committee on the basis of his or her annualized base salary in effect upon being designated to receive a Performance Award and the length of time since designation remaining in the Performance Period. For this purpose, LTIP Participants hired prior to September 1, 2005, will be deemed to be designated LTIP Participants at the beginning of the first Performance Period hereunder, or date of hire, if hired after the beginning of the first Performance Period.

b)	Performance Goals. With respect to each Performance Award granted to designated LTIP Participants, the Committee shall select, within the first 90 days or, if less, the first 25% of a Performance Period (or within the first year in the case of the first Performance Period selected hereunder by the Committee), the Performance Goals for such Performance Award, and the achievement targets with respect to each Performance Goal, and may select a threshold level of performance below which no amount will become payable with respect to such Performance Award, and a maximum Performance Award. Each Performance Award will specify the target amount payable, or the formula for determining the amount payable, upon achievement of the various applicable Performance Goals. The Performance Goals established by the Committee may be (but need not be) different for each Performance Period. As soon as practicable following the end of the Performance Period, the Committee shall determine the extent to which the Performance Goals have been achieved, and the percentage of the target Performance Award payable based on the level at which Performance Goals have been achieved.

c)	Form of Payment. Performance Awards shall be payable partly in cash and, provided that sufficient shares of Common Stock are available under the 1992 Plan, with the remainder payable in whole shares of Common Stock (with any fractional share paid in cash) based on their Fair Market Value on the day the Committee has determined that the Performance Goals have been achieved for the Performance Period, or any combination thereof as determined by the Committee. Shares of Common Stock so issued shall be issued for no consideration or such minimum consideration as may be required by applicable law. To the extent that sufficient shares of Common Stock are not available, the portion of the Performance Award otherwise payable in Common Stock shall be paid in cash.

d)	Payment of Performance Awards. Payment shall be made in a lump sum as soon as practicable following the Committee’s determination regarding achievement of the Performance Goals, but in no event later than two and one half months following the close of the Performance Period. Except as provided in Section 10, an LTIP Participant must be employed on the day of payout in order to receive payment of a Performance Award for such Performance Period.

e)	Unfunded Liability. The Performance Award shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Performance Award shall not establish any fiduciary relationship between the Company and the LTIP Participant. To the extent that any LTIP Participant holds any rights by virtue of a LTIP Award, such rights shall be no greater than the rights of an unsecured general creditor of the Company.
Section 6. Restricted Stock Award.
Subject to the provisions of the 1992 Plan, an LTIP Participant shall be eligible for one or more grants of Restricted Stock, if so selected by the Committee or its delegatee, on such date(s) as shall be determined by the Committee in accordance with the following guidelines (which may be adjusted by the Committee from time to time in its sole discretion with respect to one or more LTIP Participants and which may not be uniform among LTIP Participants for each award):
a)	Target Award. LTIP Participants, as designated in accordance with Section 4, shall be granted a target Restricted Stock Award equal to a number of shares of Restricted Stock as determined by the Committee.

Shares of Restricted Stocks shall be issued for no consideration or such minimum consideration as may be required by applicable law.

b)	Restrictions. A Restricted Stock Award entitles the recipient to receive shares of Common Stock subject to such restrictions and conditions as the Committee may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance conditions, or such other conditions as the Committee may determine. The grant of Restricted Stock is contingent on the grantee executing a Restricted Stock Award agreement and such other acknowledgments or agreements as determined by the Committee in its sole discretion. The terms and conditions of each Restricted Stock Award agreement and such other acknowledgments and agreements shall be determined by the Committee and such terms and conditions may differ among individual awards and grantees.

Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement and consistent with applicable Company policies.

Notwithstanding anything to the contrary herein, all of the terms of and conditions of any Restricted Stock Award granted hereunder shall be subject to the terms and conditions of the 1992 Plan.

c)	Vesting of Restricted Stock. The Committee at the time of grant shall specify the date or dates and/or the attainment of any pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock or forfeiture shall lapse. Subsequent to such date or dates the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Committee either in the Restricted Stock Award agreement or in a subsequent writing after the Restricted Stock Award agreement is issued, subject to Section 10 below, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment with the Company or its Affiliates.
Section 7. Choice Award.
     Subject to the provisions of the 1992 Plan and 2001 Plan, as applicable, an LTIP Participant shall be eligible for Choice Awards, if so selected by the Committee or its delegatee, in accordance with the following guidelines (which may be adjusted by the Committee from time to time in its sole discretion with respect to one or more LTIP Participants and which may not be uniform among LTIP Participants for each award):
a)	Target Award. LTIP Participants as designated in accordance with Section 4, shall be eligible for a Choice Award under this Section 7 equal to a percentage of his or her annualized base salary in effect as of the date the Choice Award is determined.

b)	Participant Choice. The LTIP Participant may elect to receive the Award under Section 7(a) in the form of Restricted Stock and/or in the form of Stock Options in such proportions and on such terms and conditions as determined by the Committee in its sole discretion.

If the LTIP Participant elects to receive some or all of the Award under this Section 7(b) in the form of Restricted Stock, the Restricted Stock shall be subject to the terms and conditions set forth in a Restricted Stock Award agreement approved by the Committee.

If the LTIP Participant elects to receive some or all of the Award under this Section 7(b) in the form of Stock Options, such Stock Options shall be subject to the terms and conditions set forth in a Stock Option Agreement, approved by the Committee.
Any Stock Option or Restricted Stock Award granted under the 2001 Plan or the 1992 Plan shall be further subject to the terms and conditions of the 2001 Plan or the 1992 Plan, respectively, as applicable.
Section 8. Deferred Annual Bonus Match Award.
An LTIP Participant shall be eligible for Deferred Annual Bonus Match Awards, if so selected by the Committee or its delegatee, in accordance with the following guidelines (which may be adjusted by the Committee from time to time in its sole discretion with respect to one or more LTIP Participants and which may not be uniform among LTIP Participants for each award):
a)	Deferred Award Amount. LTIP Participants, as designated in accordance with Section 4, shall be granted a Deferred Annual Bonus Match Award under this Section 8 equal to a predetermined percentage, as determined by the Committee, of his or her annual bonus that is earned and paid by the Company or an Affiliate for a fiscal year. The payment of any Deferred Annual Bonus Match is subject to the LTIP Participant’s continued employment, and such other terms and conditions and the Committee shall establish, through the payment date of any deferred award amounts. The Committee may, in its sole discretion, increase or decrease, at any time, the pre-determined percentage match for the Deferred Bonus for any LTIP Participant based on such LTIP Participant’s individual performance.

Except as otherwise determined by the Committee, an individual who first becomes eligible for a Deferred Annual Bonus Match as designated in Section 4 during a fiscal year shall become eligible for such award in the first year that an annual bonus is earned by the designated LTIP Participant subject to continued employment through the payment date of any deferred amounts.

b)	Deferral Period. The Deferred Annual Bonus Match Award shall be deferred until a date determined by the Committee for such award (the “Deferral Date”) and shall become payable within two and one half months of the Deferral Date subject to continued employment through the date of payment. Except as provided in section 10, if the LTIP Participant terminates employment with the Company and all Affiliates for any reason prior to the payment date such Deferred Annual Bonus Match shall be forfeited.

Payment of a Deferred Annual Bonus Match shall be made in a lump sum in cash as soon as practicable following the Deferral Date, but in no event later than two and one half months following such date subject to continued employment through the payment date.

c)	Unfunded Liability. The Deferred Annual Bonus Match Award shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Deferred Annual Bonus Match Award shall not establish any fiduciary relationship between the Company and the LTIP Participant. To the extent that any LTIP Participant holds any rights by virtue of a LTIP Award, such rights shall be no greater than the rights of an unsecured general creditor of the Company.
Section 9. Performance Goals and/or Suspension Pending Investigation.
Notwithstanding anything herein to the contrary, the Committee may, in its sole discretion, establish a minimum Performance Goals that must be satisfied in order to be eligible to receive an LTIP Award, or defer the realization or payment of any outstanding LTIP Awards pending any investigation(s) pertaining to the performance or termination for “Cause” of an LTIP Participant.

Section 10. Effect of Termination of Service, Change in Control
Notwithstanding anything herein to the contrary, subject to the terms and conditions of the 1992 Plan or 2001 Plan, as applicable, and except as otherwise specified by the Committee in writing delivered to a LTIP Participant, in the event of an LTIP Participant’s termination of employment or a Change in Control:
a)	General. The Committee shall determine the effect on a LTIP Award of the Disability, death or other termination of employment of an LTIP Participant and the extent to which, and the period during which, the LTIP Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an LTIP Award or exercise rights thereunder.

b)	Change in Control. In order to preserve a LTIP Participant’s rights under a LTIP Award in the event of an anticipated Change in Control of the Company, the Committee in its sole discretion may, at the time any LTIP Award is made or at any time thereafter, take one or more of the following actions, with respect to any group of LTIP Participants: (i) provide for the acceleration of vesting or payment for any time period relating to the realization of any such LTIP Award, (ii) provide for the purchase of any such LTIP Award upon the Participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of the LTIP Award had the LTIP Award been currently exercisable, vested or payable, (iii) adjust the terms of any such LTIP Award in a manner determined by the Committee to reflect the Change in Control, (iv) cause any such LTIP Award to be assumed, or new rights substituted therefore, by another entity, or (v) make such other provisions as the Committee may consider equitable and in the best interests of the Company.

c)	Termination for “Cause.” In the event the Committee, or any officer designated by the Committee, shall determine in its (or his or her) sole discretion that an LTIP Participant, or any other individual otherwise eligible for participation in the LTIP, shall have engaged in conduct constituting Cause, then, in such event, (A) that individual will (i) immediately forfeit his or her eligibility or any rights (if any) to receive any outstanding LTIP Awards and (ii) lose any eligibility for consideration for future LTIP Awards and LTIP Participation, (B) any and all Stock Options previously granted to such individual shall be cancelled and any and all Restricted Stock awarded to such individual shall be forfeited, and (C) the Company shall be entitled to recover from such individual any and all LTIP Awards and any payments, Common Stock or other consideration delivered pursuant to an LTIP Award or Stock Option under any such Award.
Section 11. Automatic Withholding
Unless otherwise determined by the Committee, concurrent with the vesting of, or lapsing of restrictions on, any Restricted Stock awarded hereunder, the Company shall withhold a percentage of shares of such Restricted Stock equal in Fair Market Value to the minimum statutory tax withholding requirements as required by applicable tax regulations. Unless otherwise determined by the Committee, upon exercise of a Stock Option, the Company shall withhold a sufficient number of shares of Common Stock to satisfy any minimum statutory tax withholding requirements as required by applicable tax regulations. Unless otherwise determined by the Committee, all other LTIP Awards hereunder shall also be subject to any such applicable withholding.
Section 12. Amendment and Termination.
The Committee may amend, suspend or terminate the LTIP or any portion thereof at any time. subject to shareholder approval to the extent required under applicable tax or other laws or listing standards, provided that the restrictions on amendment and termination in the 2001 Plan and the 1992 Plan shall apply to the extent applicable.
Section 13. Nontransferability.
Except as otherwise provided under or in accordance with the 1992 Plan or 2001 Plan, as applicable, LTIP Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, and shall not be subject to execution, attachment or similar process. Any such attempted transfer, pledge, assignment or other alienation or hypothecation, or the levy of any such execution, attachment or similar process, shall be null and void.
Section 14 Employment or Other Relationship.
Nothing in the LTIP shall prevent, interfere with or limit in any way the right of the Company or an Affiliate to terminate any LTIP Participant’s employment, consultancy or director status at any time, nor confer upon any LTIP Participant any right to continue in the employment or other service of the Company or any Affiliate.
Section 15. Governing Law.
The LTIP shall be construed in accordance with and governed by the laws of the State of Delaware.
Section 16. Severability.
If any provision of this LTIP is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this LTIP will remain in full force and effect. Any provision of this LTIP held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.